Exhibit 99.2

TRANSCRIPT

Conference Call Transcript

FRP - Q2 2006 FairPoint Communications, Inc. Earnings Conference Call

Event Date/Time: Aug. 01. 2006 / 8:30AM ET

CORPORATE PARTICIPANTS

Brett Ellis

FairPoint Communications - IR

Gene Johnson

FairPoint Communications - CEO

John Crowley

FairPoint Communications - CFO

CONFERENCE CALL PARTICIPANTS

Barry Sine

Oppenheimer & Co. - Analyst

Patrick Rien

Lehman Brothers - Analyst

Marcus Shaw

Bank of America Securities - Analyst

PRESENTATION

Operator

Good morning. My name is Deborah and I will be your conference operator today. At this time, I would like to welcome everyone to the FairPoint Communications Second Quarter 2006 Earnings Conference Call. (Operator Instructions.) Thank you. Mr. Ellis, you may begin your conference.

Brett Ellis  — FairPoint Communications - IR

Thanks. Good morning, everyone, and thank you for joining the FairPoint Second Quarter Earnings Conference Call. Participating on today’s call are Gene Johnson, our CEO, and John Crowley, our CFO.

Before we begin, I would like to remind you that certain statements made during this conference call, which are not based on historical fact, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events, or developments to differ materially from those expressed or implied by these forward-looking statements.

Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission, including, without limitation, the risks described in FairPoint’s most recent annual report on Form 10-K on file with the Securities and Exchange Commission. All information is current as of the date of this earnings call and FairPoint undertakes no duty to update this information. In addition, FairPoint’s results for the quarter ended June 30, 2006 are subject to the completion and filing with the Securities and Exchange Commission of its quarterly report on Form 10-Q for such period.

Having said this, allow me to introduce Gene Johnson, our Chairman and CEO.

Gene Johnson  — FairPoint Communications - CEO

Thanks, Brett. Good morning, everyone. I hope you all had a chance to see the press release for the second quarter. I’ll talk about that more in a moment. During the quarter, we delivered on our operational promises. I think we continued to build a very solid financial base. Revenues were $64.2 million and our cash available for dividends balance increased by 42% to $39.3 million. We again exhibited our ability to both pay and, very importantly, sustain our dividend, meeting one of the key criteria foremost in the minds of analysts and folks in the investment community.

Since the last call, we’ve been very pleased to see an upward trend in the stock price, indicating that the messages are resonating with the investment community. Our operational performance, coupled with our strong dividend, continues to present investors, we think, with a very solid investment opportunity and we work everyday to maximize that investment.

Talking about the billing conversion for a second, we’re really pleased with how it’s going. It’s continued on schedule, and very importantly, below budget. We’ve converted seven operating companies to date, or approximately 36% of our total access line equivalents on the ICMS platform, from ICMS to the MACC Customer Master Billing platform. We expect to convert the remaining companies on ICMS by September 9 and the remaining ICMS companies by early to middle 2007, which is exactly the schedule that we established late last year and that we previously reported to you.

We also now can tell you that we expect the conversion to be completed well below the original cost estimates. We expect the total cost to be around $4.5 million, which is significantly less than the original budget, if you remember was $5.5 million, so about $1 million less than budget. This is primarily attributable to a lot of time and effort that we put into planning the transition, and then, the actual execution of the transition to MACC. I’ll tell you I am extremely pleased with our execution on this initiative and we can already start to see some of the benefits from the new system; how it’s going to save us money and increase our efficiencies over time.

Many of our employees are working night and day to meet the timetables we’ve set to create a billing environment. And we think it’s going to be very important and that will allow us to better serve our customers, as we’ve told you before, and will enhance our marketing efforts. We’ll have significant increases in operational efficiency when it’s completed. And we’re doing all of this while we’re maintaining very high levels of customer service.

I want to make a couple of brief comments about regulatory.—just very brief comments because there have been a couple of important developments since the last quarterly call. The industry-sponsored Missoula Reform Plan was filed with the SEC and already Chairman Martin has sent out a notice establishing both comments and reply comments dates. As you know, FairPoint played a very important leadership role in the Rural Alliance, which is one of the main industry sponsors for the plan. And I really want to thank Pat Morse, our Senior VP of Governmental Affairs, for all of his hard work, his great common sense, and extremely valuable input into the process. We believe this comprehensive plan provides a workable foundation for migrating to a system that more accurately reflects the technological and other changes our industry is going through. This is a very, very important step as we start looking at how to change carrier compensation.

Regarding USF reform, it’s obviously not the ultimate solution, but we think that there was a step in the right direction when the USF funding base was expanded by the FCC to include VOIP providers. We are very hopeful that this small step is going to lead to an appropriate solution to the USF problem and I am quite encouraged that now that there’s a full complement of commissioners at the FCC that the stalled agenda items that we’ve been talking about for so long relating to RLECs will now begin to move forward.

Just a comment or two about our high-speed data sales. We really want to get away from the use of the term DSL because, as we told you before, we have both DSL and cable broadband subscribers. We think high-speed data is more effective. We would just as soon sell cable as DSL, if we have it in the marketplace. And we, quite frankly, don’t really care. We just want the customer to take broadband from us.

But again, I think we had very good results in the area of high-speed data sales during this quarter. And we think that this is extremely, extremely important—has been extremely important to our results for the quarter. Our penetration increased to 21.2% at June 30, up from 18.6% at the end of last year. And importantly, we added over 3,300 high-speed data subscribers during the second quarter. And we obviously are working very, very hard to continue to improve that area.

And I think it’s important that in addition to increasing the number of subscribers, our DSL ARPU has again remained consistent to prior quarters in the $40 to $41 range. So what we’re actually doing, we’re adding subs without sacrificing margin as we do that.

Finally, and probably for many of you, most importantly, I just want to comment on the dividend. Our focus on the dividend, as we’ve said over and over again, is absolutely unwavering and we are very focused on it. During the second quarter, we generated cash available for dividends of $25.5 million. We declared a dividend of $13.8 million. At June 30, our cumulative cash available for dividends grew very significantly to $39.3 million.

We continue to focus on improving the cumulative cash available for dividends by operating the business better, by increasing sales, by prudent expense management, by timely capital investments, and also by careful attention to our balance sheet for asset management, and then, of course, to other areas of operations. So we think that we’re in a strong position relative to the dividend and we look forward to improving that balance even further as we go into the future.

As to operating efficiencies, we’re making, as I said, steady progress on the MACC billing conversion. We continue to leverage our capital efficiency and you can look at the liquidation of RTB, the sale of the investment in the Southern Illinois Cellular Corp as an example of that. Those two transactions resulted in the receipt of about $44 million in cash proceeds, an increase in cash available for dividends of $16.4 million. That’s just two examples of how we are leveraging our non-core assets and partnerships to build an even stronger foundation.

Looking at M&A, we announced last week that we completed the purchase of Cass County Telephone on July 26. As you remember, we acquired the assets for that company. Cass County serves approximately 8,600 access lines equivalents in Kansas and Missouri. The transaction fits nicely with our acquisition profile. It’s very rural in nature. It has DSL service available to roughly 90% of its access lines, not subject to significant cable competition in its markets.

We are very excited about this transaction. We expect it to be immediately accretive to free cash flow. It’s going to help to improve our dividend payout ratio. The price paid for Cass County is less than —5.75 times the projected EBITDA from the acquired assets in the first full year of operations. And we’re very pleased with the purchase price. We expect that the assets are going to generate about $11 million in revenues in the first full year of operations.

Additionally, you’ll note that last week we announced an agreement to acquire Unite Communications. It’s a facilities-based voice, data, and video service provider located outside of Kansas City, Missouri. And again, I want to say facilities-based. It serves approximately 4,200 access lines in Kearney and Platte City, Missouri, approximately 50 miles from our Cass County service territory.

So we expect to use the Unite IPTV platform to deliver over 145 channels of audio and video service to our Cass customers. And the economics of the purchase price for Unite are quite comparable to that of the Cass County transaction. We expect to close this transaction later this month and we expect it also to help us to lower our important ratios that we talked about lowering related to the dividend.

We’ve said over and over again, we think scale is the key factor that really dictates whether or not you can continue to grow in this business. So we’re always looking for potential transactions. We think that the current level of M&A activity indicates that there’s plenty of opportunity for FairPoint to continue to grow. So while we remain convinced that scale and scope are important and critical to creating long-term shareholder value in our business, we’re never going to acquire access lines just to get bigger. That’s just not what we do.

And we’ve talked about it over and over again. Every transaction we do must be strategic and it must be accretive. And as I tell you every time you ask the question, we’ll never overpay for assets. We’ll always look to maximize your investments in FairPoint. There were some that were skeptical about the Cass County transaction. I think we’ll prove the skeptics wrong as we operate this. We obviously could not announce the metrics of that until it was completely through the regulatory process because of the unique nature of this transaction. But I think you’ll see that this is going to be a terrific transaction for us. With that, I think I’ll stop and I’ll let John Crowley discuss the second quarter financials in a little more detail with you.

John Crowley  — FairPoint Communications - CFO

Thanks, Gene. Good morning, everyone. In the second quarter, we earned revenues of $64.2 million, a decrease of 1.5% over the same quarter in 2005. Revenues were up 0.9% on a normalized comparable basis, which is to say after eliminating the effect of acquisitions and prior period adjustments.

Let me just quickly explain that. During the quarter, we recorded two negative interstate adjustments related to prior years, which totaled $1 million. In the second quarter of 2005, we recorded a $1.9 million positive prior period interstate adjustment, which we discussed on the call last year. These NECA prior period adjustments resulted in a $2.9 million swing in interstate revenue in the second quarter of 2006, vis-Ã -vis, the second quarter of 2005.

Excluding the impact of 2005 acquisitions, in the second quarter data and Internet service revenues increased $800,000, primarily as a result of a higher number of HSD subscribers. DSL ARPU has been fairly consistent and averaged $40.21 in the second quarter. Long distance revenue increased $700,000 as the result of an increase in both long distance penetration and minutes of use. These increases were partially offset by decreases in intrastate and interstate revenues, as I mentioned a second ago.

Operating expenses, excluding depreciation, increased $100,000, excluding the impact of acquisitions, compared to the second quarter of 2005. The primary drivers of this were an increase in employee compensation of $400,000, an increase in expenses related to HSD and long distance services of $400,000, an increase in billing expense of $300,000, and various other smaller corporate items.

These increases were offset by a decrease in consulting expenses of $1.7 million due to the expenses incurred last year related to our Sarbanes Oxley preparations. Adjusted EBITDA was $33.2 million for the quarter, compared to $33.8 million in the same quarter last year, and compared to $33.3 million for the first quarter of this year. Let me just quickly put that into perspective. We said on our earnings call in May that second quarter would be in line with the first quarter on a normalized basis. In the first quarter, we earned a non-recurring dividend of $1.1 million fromCoBank, which we talked about. So adjusted for that, normalized first quarter EBITDA was $32.2 million. To normalize the second quarter, deduct the $2.1 million dividend, which we received from SICC prior to the sale of SICC, and add back the prior period adjustments from the NECA pools that I talked about a second ago, and that results in a normalized second quarter adjusted EBITDA of $32.1 million. So right in line with the first quarter. Net income for the quarter was $15.1 million. Earnings per share on a dully diluted basis for the quarter were $0.43, compared to $0.16 in the second quarter of 2005. Contributing to earnings per share were the gains on the sale of investments, that’s SICC and RTB, as Gene talked about, which added approximately $0.30 to earnings per share in the quarter. In the quarter, we generated cash available for dividends of $25.5 million and we declared a dividend in the quarter of $13.8 million. Obviously, the largest component of cash available for dividends was the nonrecurring gain on the sale of investments, which totaled $16.4 million. And just to explain the structure of that, of the $16.4 million, $2.1 million was received in the form of a dividend immediately prior to the sale of SICC, and therefore, recorded as part of EBITDA.

And we generated a further gain of $10.2 million from the sale of SICC itself, and a $4.1 million gain from the liquidation of the RTB. The other elements of cash available for dividends were a distribution from Orange County Poughkeepsie of $2.3 million, capital expenditures and other of $12.7 million, which is high for the seasonal reasons we talked about last quarter, and the receipt of the second installment of the CSG settlement of $1 million.

I wanted to point out that included in CapEx and other in the cash available for dividends calculation is a $1.1 million payment to settle a lease obligation at a discount. This was related to discontinued operations for which we’d already reserved, and this will not recur, of course. The accumulation of all of these components resulted in cumulative cash available for dividends of $39.3 million at June 30, 2006.

As Gene mentioned, operationally, we can report great progress on the MACC billing conversion. 36% of the access lines that were being billed on the ICMS system are now on the MACC Customer Master system and the transition has gone smoothly. Carrier access polling is converted on all of the companies. Data mapping for customer files and plant records is complete for all of the companies scheduled for this year. And all system interfaces are operational and we have run a test bill cycle for nearly all of the 2006 conversions. As Gene said, we will be off the ICMS platform on September 9. And per the original schedule, we will convert the non-ICMS companies early next year.

At this point, we want to recognize CSG systems. Everyone at CSG, from the production people in Omaha, to the CEO in Denver, has throughout this process been constructive, supportive, and completely professional, and we thank them for that. Meantime, we have an excellent working relationship with our partners at MACC. Already our operations people and customer service people are commenting on the ease of use of the system. MACC has developed some custom features to further automate some of our business processes, and we intend to continue to look for new ways to integrate this common platform across our 18 states and into everything we do.

Finally, as Gene said, the smooth conversion has resulted in financial benefits. The estimate we announced in November of $5.5 million for the conversion, we now expect the total conversion cost, both capital expenditures and operating expenses, will be $4.5 million, of which $1.7 million has already been spent.

At the end of March, our access line equivalents were nearly 293,000 versus 288,000 last year. The increase is primarily due to the acquisitions, Berkshire Telephone and Bentleyville Communications, but also because of the solid increase in the HSD subscribers.

Let me quickly note that during the quarter, we sold the operations of a subsidiary, which resulted in the reduction of approximately 1,200 wireless broadband subscribers. Excluding the effect of that sale, we added over 3,300 HSD subscribers in the second quarter of 2006. This increase reflects the success of our continuing marketing efforts. We had an increase in voice access lines during the quarter for companies owned for more than one year of 105 access lines. This is a typical seasonal pattern for us as people return to northern summer resort areas in Maine and Idaho and probably in part reflects the population growth that we’re experiencing in a couple of our markets.

Our HSD success is due in part to the rural nature of our markets. We currently have limited wireline competition and limited voice competition from cable providers in those markets. In addition, a cable modem offering by a cable competitor is only available to 39% of our homes passed. And that level of cable competition and cable modem competition was essentially unchanged from the first quarter.

We spent $11.6 million in the quarter on capital expenditures. For the six months ended June 30, 2006, we have spent approximately $17.5 million of the estimated $29.5 to $31.5 million in full year capital expenditures that we’ve indicated. We expect capital expenditures will be approximately $9 to $10 million in the third quarter and only $3 to $4 million in the fourth quarter. This pattern of capital expenditures reflects seasonal construction opportunities. And as we’ve indicated in the past, our ability to generate cash available for dividends should probably be measured for the year in aggregate, rather than based on these temporary surges in capital expenditures.

I should probably repeat, if you didn’t catch it in the last quarter that our previous guidance on capital expenditures already includes our planned investments in Cass County, which is now known as FairPoint, Missouri.

In terms of our operating expectations for the third quarter, you can overlay approximately $1 million of incremental EBITDA from the partial quarter contribution from FairPoint, Missouri onto the normalized second quarter results. And finally, our interest expense guidance remains unchanged. With that, I’m happy to take questions. Thank you.

QUESTION AND ANSWER

Operator

(Operator Instructions.) Your first question comes from Barry Sine.

Barry Sine  — Oppenheimer & Co. - Analyst

Good morning. A couple of questions, if you don’t mind. On the Unite Video Service offering, I think you’ve said that’s an IPTV offering. What is the technology there? What’s the bandwidth throughput? How does that compare to Cass? And is that a technology and a service offering that you may be thinking of rolling out across the board of your service territories?

Gene Johnson  — FairPoint Communications - CEO

I’ll comment on that. As far as the specific technology…., to be honest with you, I couldn’t—.

John Crowley  — FairPoint Communications - CFO

VDSL.

Gene Johnson  — FairPoint Communications - CEO

VDSL. And it, as I said, has about 100—a little over 145 channels of service and they’re typically packaged anywhere from $55 to $135 in the various packages, which includes voice, video, and data. The project is easily expandable to the Cass County market because they’re only about 50 miles away and we have transport available to us at a very inexpensive cost. So it’s going to work quite nicely there.

Other markets, as you know, we’re rolling out an IPTV product right now in Yelm, Washington. As of this moment, we can’t tell you that we’re going to expand into other markets. Over time, I think it’s likely you’ll see us try to expand into other markets, but right now, we don’t have any plans to announce to do that.

Barry Sine  — Oppenheimer & Co. - Analyst

Okay. And you also talked about progress on the billing system conversion. And by middle of next year you should have all of that done. Once that’s done, can you give us some sense of the potential for operating margin improvement, once you won’t be operating on two billing systems and have that cost conversion?

Gene Johnson  — FairPoint Communications - CEO

Yes. I’ll tell you, we don’t have that quantified yet. We think that during the next year you’ll start to see the impact of that. I’ll give you some—just a quick anecdote to give you some sense of this. In some of the FairPoint exchanges that have already been converted, we now are rolling calls over from one exchange to another hundreds of miles apart, and so that CSRs take the next call no matter where it’s from. We’re finding this to be easy because everybody is on exactly the same platform where before we just absolutely couldn’t do it because you couldn’t answer a question about another exchange’s billing.

So we know there’s going to be significant improvements. We’re not really ready to talk about that yet. We will talk about that more sometime early next year I would expect, as we get those plans in place.

Barry Sine  — Oppenheimer & Co. - Analyst

Okay. The next question, you mentioned that your expected cost for the billing system conversion is going to be quite a bit lower now. Does that impact the cash that you’re expecting to receive as an offset I think from CSG?

Gene Johnson  — FairPoint Communications - CEO

No. That deal is a hard fast deal. And we will get the last payment of that when we complete the conversion, however, John, I guess that would be in the October timeframe.

John Crowley  — FairPoint Communications - CFO

In September/October. Yes, Barry, the payments that we receive from CSG, it’s just a contractual obligation. It’s unrelated to what happens to be the estimated cost for the conversion.

Barry Sine  — Oppenheimer & Co. - Analyst

Okay, great. And my last question. You’ve made very good progress over the last several quarters in terms of generating cash available for dividends. What metrics would you look at and what would it take for you to start thinking about a potential increase in the dividend?

Gene Johnson  — FairPoint Communications - CEO

I guess I’ll let John handle that. My view of that would be that we are going to look at the cash that we have available and decide what’s the best use for that cash and how can we create the most value for the shareholders from that. And if we create the most value by increasing the dividend, we’ll do that. If we create the most value by making an acquisition or investing in some other area of the business, we would do that. At the end of the day, our real goal is to create more shareholder value and that’s what we’re focused on. And we know the dividend is a very, very key component of that.

John Crowley  — FairPoint Communications - CFO

Yes, Barry, if I could just quickly say, the overriding principle is, of course, we recognize that the cash that we generate from this business is the shareholders’ cash. There’s no question. We continually consider the various options that we have for that, whether it’s shared buybacks or acquisitions or what have you. At this point, even though we’ve built up a very big cash cushion for the dividend, our current view is that there are sufficient opportunities, and I think Cass County and Unite indicate that for us to create more value via acquisition than via paying it out in dividends. But obviously, the current dividend is secure.

Barry Sine  — Oppenheimer & Co. - Analyst

Thank you very much.

John Crowley  — FairPoint Communications - CFO

I might just mention while we’re waiting for the next question, Gene had made reference to introducing the IPTV product from Unite into Cass County. As part of the Cass County acquisition, we picked up a stake in the Missouri Network Alliance, which is a fiber ring that will allow us to do that.

Operator

Your next question comes from the line of Patrick Rien.

Patrick Rien  — Lehman Brothers - Analyst

Hey, guys. Thanks for taking the question. On Cass County, you mentioned that you expected the price you pay to be 5.75 times next year’s EBITDA. Is that kind of a run rate EBITDA or what type of revenue or expense synergies have you baked in there? And then, also, what’s the expected price on Unite? Is that a similar multiple? And then, again, what type of synergies are you looking at? Thank you.

John Crowley  — FairPoint Communications - CFO

Yes. Hi, Patrick. How are you? The Unite economics in terms of multiple is comparable to the Cass County. As I say, we now call it FairPoint, Missouri, which isn’t to say that obviously the deals are identical. The networks are slightly different. The product offerings are slightly different. We will converge those over time. There are significant synergies in the Cass County transaction in terms of overhead reduction that we’ve actually already put in place. I don’t want to imply that there’s a lot of change about to come on that.

The EBITDA multiple that we gave you is a run rate based on our expected costs, without factoring in the upside that we expect to get from either increased sales of HSD or from IPTV. Because, of course, at the time that we contracted to acquire Cass, we hadn’t at that time made the decision to acquire Unite, which gives us the IPTV product.

Patrick Rien  — Lehman Brothers - Analyst

Okay, good. And just one quick one. To rollout that IPTV product to the Cass County area, what kind of an impact does that have on CapEx? Is that something that’s expected for this year or next year, or how does that work?

John Crowley  — FairPoint Communications - CFO

There is a small capital expenditure effect, but it’s essentially offset by the slight delay in the deal. The guidance that we’ve given on capital expenditures for this year is unchanged. But, as I said, it does include the FairPoint, Missouri capital expenditures.

Gene Johnson  — FairPoint Communications - CEO

It’s already baked in the guidance we’ve given you.

Patrick Rien  — Lehman Brothers - Analyst

Okay. But if there’s any IPTV rollout to Cass County, it’s probably going to be a next year event?

John Crowley  — FairPoint Communications - CFO

We can’t give you an exact date on that. I mean, there are obviously operational issues involved in that.

Patrick Rien  — Lehman Brothers - Analyst

Okay. Thanks, guys.

Gene Johnson  — FairPoint Communications - CEO

Thank you.

Operator

(Operator Instructions.) There are no further questions at this time.

Gene Johnson  — FairPoint Communications - CEO

Good. I guess if no one else is going to get in the queue, we’ll go ahead and end the call. I know there’s a lot going on today. A lot of calls going on. And I see that you do have someone in the queue, so I think David Barden’s out there.

Operator

Mr. Barden, your line is open.

Marcus Shaw  — Bank of America Securities - Analyst

Gene and John, how are you doing? This is Marcus Shaw calling for Dave Barden. I just had a question. If you could give us a little bit of an update on Orange County Poughkeepsie? I think you guys said there was about $2.3 million in distributions. And it looks like there might have been another $700,000 kind of coming in from some other equity position. If you guys can comment on that and just comment on kind of how the discussion and your position with Verizon and so forth goes in Orange Poughkeepsie?

John Crowley  — FairPoint Communications - CFO

Yes. Hi, Marcus. At the beginning of this year, you may recall that we gave some guidance on our expected distributions in Orange Poughkeepsie. We suggested that we’d be down about 15% vis-Ã -vis last year. Orange County Poughkeepsie is having a quite good year actually. This is fairly typical when the partnership cuts the wholesale rates to the resellers that we get greater than expected minutes of use.

As a consequence, although I won’t give you a specific number, we believe that the decline in the Orange County Poughkeepsie distributions that we had guided earlier last year was probably overdone, which is to say that our actual distributions in Orange County Poughkeepsie will be greater than we had indicated.

Marcus Shaw  — Bank of America Securities - Analyst

Good. And I guess the other question is just in terms of that that appears to be another kind of $700,000. Was there any kind of other equity investment in the quarter?

John Crowley  — FairPoint Communications - CFO

The only other distributions that we had were the dividends from SICC, as I mentioned, only because of the unique aspect of the structure of SICC. SICC was both an operating company and had an interest in two other smaller wireless partnerships. They sold those wireless partnerships, had the cash, dividended that out to us immediately prior to the sale. That was $2.1 million. But that’s all.

Marcus Shaw  — Bank of America Securities - Analyst

Okay. Thanks a lot, guys.

John Crowley  — FairPoint Communications - CFO

Thanks, Marcus.

Gene Johnson  — FairPoint Communications - CEO

Thank you.

Operator

There are no further questions in queue at this time.

Gene Johnson  — FairPoint Communications - CEO

Okay. Well, I don’t see any other questions either. So I know there’s a couple of other important earnings announcements this morning. So with that, I’d like to thank you all for your attention. Have a great day. We will continue to get to work to create shareholder value for you. Thank you very much.

Operator

This concludes today’s conference call. You may now disconnect.

This transcript has been selectively edited to facilitate the understanding of the information communicated during the conference call.